Exhibit 99.1
Q4 and full year 2006 Conference Call Script
January 24, 2007 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the fourth quarter and full year 2006.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, chairman, president and chief executive officer, and Rich Harshman, executive vice president, finance and chief financial officer.
After some initial comments, we will ask for questions. Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially. Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks, everyone... for joining us today.
Our strategic goal for 2006 was Profitable Growth.
I am pleased to report that we delivered on that goal.
2006 was a great year for ATI:
•	Sales reached over $4.9 billion, an improvement of 40% compared to 2005.
•	Operating profit improved to over one billion dollars, nearly double last year’s results.
•	Earnings per share reached $5.59.
These results were achieved even with a LIFO inventory valuation reserve charge of $197 million. Said in another way, without LIFO, our segment operating profit would be 20% higher—more reflective of future earning power.
To give some perspective on ATI’s growth...sales in 2003 were $1.9 billion; in 2004 $2.7 billion, and in 2005 $3.5 billion. Add another 40%, and ATI’s 2006 sales of $4.9 billion reached another growth milestone. We believe ATI continues to be well positioned for sustained profitable growth.

In 2006, we generated strong cash flow to support our self-funded growth strategies:
•	Cash on hand at the end of the year was $502 million, an increase of $140 million from the end of 2005. This cash position is after:
1.	$534 million invested in managed working capital.
2.	$235 million invested in new capital projects.
3.	A $100 million voluntary contribution to our US defined pension plan.
4.	$43 million paid in dividends. Keep in mind, we increased our dividend in each of the past two years.
5.	As a result of our strong earnings and cash flow, ATI’s net debt to total capitalization at the end of 2006 is only 3.3%.
Two important financial metrics used to measure our performance were outstanding for 2006:
•	Annual return on capital employed was 34.5%.
•	Annual return on stockholders equity was 50%.
(both after tax measures)
While 2006 was a record year, we believe we are still in the early stages of growth.
We continue to build a foundation for further profitable growth:
1.	Our major markets remain strong.

2.	Our businesses are delivering on their operating plans.

3.	Several long-term customer supply agreements are in place.

4.	We are growing our presence and sales around the world.

5.	We plan to spend $400 to $450 million in 2007 for capital investments that support our growth objectives. That is new titanium sponge capacity, new titanium and nickel-based alloy melt capacity, new plate capacity, and new forging capacity.

6.	These capital projects are self funded.

My comments during today’s conference call are focused on two important drivers:
1.	Recently announced capital projects and their accompanying long-term agreements.
2. Our markets and products.
First, let’s review recently announced capital projects and long-term agreements.
In October 2006, we signed an LTA with Boeing, valued at approximately $2.5 billion over the next 9 years. Under this LTA we provide titanium products for the Boeing 787 Dreamliner, and other Boeing aircraft. A significant portion of this contract is for the supply of titanium plate.
On January 17, 2007, we announced a $60 million investment to expand our titanium and specialty plate facility in Washington, PA. This investment helps to illustrate the transformation of ATI and the direction in which we are going. The plate business has traditionally been a stainless business with some specialty metals.
Today, this is a Specialty Plate business with high-value products, (including titanium), driving nearly 75% of total plate sales. These sales are to the chemical process, oil and gas, electrical energy, defense, and now the airframe markets.
The expansion at our plate facility is an enabling strategy. It allows us to continue to grow our existing Specialty Plate business plus grow in the airframe market.

On January 22, we announced a long-term sourcing agreement with GE Aviation valued at approximately $2 billion over the next five years. This agreement calls for the supply of our premium titanium alloys and nickel-based-superalloys used for commercial and military jet engines. ATI has been a preferred supplier to GE Aviation for many years. Because of this unprecedented aerospace cycle, we both decided that a longer term agreement is in the best interest of both companies. We value our partnering relationship with GE Aviation and expect it to continue to grow in the future.
Yesterday, we announced a further expansion of our premium titanium and nickel-based superalloy melting and forging capabilities. The total cost of this 3-year capital project is approximately $215 million.
This strategic growth project further strengthens ATI’s leadership position in the production of technically demanding premium titanium and nickel-based superalloy long products. This investment at Allvac enhances our ability to meet our customers’ current and future technical requirements and creates a new and broader platform or capability for further innovation.
As you can see, we are staying in front of this aerospace cycle. In addition, these investments also support further growth in other key markets.
Bottom line, ATI is truly investing and Building the World’s Best Specialty Metals Company™.

Now, some comments on ATI’s markets and products.
While most of our focus for the conference call today is on the full year 2006 and our strategic outlook, I will highlight some accomplishments from the fourth quarter 2006:
•	In the High Performance Metals segment —our strategic capital projects are beginning to have an impact
•	Comparing the fourth quarter 2006 to the third quarter 2006: Quarter on quarter shipments of titanium alloys increased 15% and shipments of nickel-based alloys and superalloys increased 6%.
•	In the Flat-Rolled Products segment — our strategy of redirecting the business to specialty metals is paying off. Our Flat-Rolled Products segment recorded its second straight quarter of $100 million+ in operating profit. This was achieved even with extremely high LIFO inventory valuation reserve charges in both quarters.
•	Our Engineered Products segment had a reasonably good fourth quarter. Segment operating profit continued to be adversely affected by high costs of APT, which offset increased sales in our tungsten products business. Our new APT plant is now up and running, and as we said, its cost structure significantly improves operating profit.
On another note, our U.S. qualified defined benefit pension plan is essentially fully funded as of the end of 2006. As a result, retirement benefit expense is expected to decline by $50 million in 2007. ($32 million vs. $82 million in 2006.)
This is significant because the pension’s funded status previously had a significant negative impact on our balance sheet. Getting our U.S. qualified defined benefit pension plan to fully funded status was a key goal of our three-year plan to fix the balance sheet.

Now, looking forward, we currently have good visibility of the demand for our products from most of our markets.
In the High Performance Metals segment, the aerospace and defense, chemical process, oil and gas, electrical energy, and medical markets all look strong with commercial aero-engine and airframe ramping further.
In the Flat-Rolled Products segment:
•	Our grain-oriented electrical steel is essentially booked for the next two years with higher contract prices than in 2006.
•	The specialty plate business is busy with global activity remaining brisk. That business unit is focused on optimizing mix to maximize profitability—schedules remain extended.
•	The specialty and titanium sheet business is busy with strong demand and growth in our key markets.
•	The Precision Rolled Strip® business unit is positioned to have another solid year.
•	For commodity stainless sheet, the record high cost of nickel, and the resulting record raw material surcharge, is causing some of our domestic service center customers to be conservative with their inventories in the first quarter 2007. In short, based upon what we hear from them, some of our service center customers are buying less stainless sheet than they are selling. Demand from end-use markets remains good. We expect to offset much of the domestic service center inventory management actions, (1) through market penetration of our low nickel 201 alloy, and (2) by selling stainless sheet in stronger global markets.

In the Engineered Products segment:
•	Business conditions in our tungsten product business remain good and our new APT plant is producing 100% of our needs.
•	The forged products business is growing its presence in the construction and mining, oil and gas, and electrical energy market, which should offset expected decline in demand from the Class 8 truck market.
•	Opportunities from the wind energy market are driving further growth in our castings business and demand for locomotive engine blocks is good.
•	Demand remains robust in our titanium precision metal processing conversion services.
Summarizing —
Here are my takeaways:
•	Our key growth markets are strong.
•	Operating margins are being sustained or are increasing.
•	The Flat Rolled Products business is demonstrating new earnings potential and is globally positioning itself for less cyclicality. I expect the 1st quarter, without extremely high LIFO influences, to be better than last quarter.
•	Important long-term agreements are in place.
•	We are investing for our future, creating new and larger platforms for sustained profitable growth.
•	We like what we see in our major markets, and believe ATI is positioned, and on track, for another revenue and earnings growth year in 2007.
Operator, may we have the first question, please .

Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.